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Exhibit 4.13

DEED OF MOVABLE HYPOTHEC

        ON THE FIRST (1st) DAY OF NOVEMBER TWO THOUSAND AND TWO (2002).

        B E F O R E Mtre Laurent Roy, the undersigned Notary for the Province of Québec, practicing at Montréal.

        APPEARED:        ARCHIBALD CANDY (CANADA) CORPORATION, a corporation duly constituted pursuant to the Canada Business Corporations Act, having its head office at 1 Valleybrook Drive, Don Mills, Ontario M3B 2S7, herein acting and represented by Richard Anglin, Vice President, hereunto duly authorized pursuant to a resolution adopted by its sole shareholder on November 1, 2002, himself represented by Virginie Arbour-Maynard, authorized representative, in virtue of a power of attorney dated October 31, 2002, a copy of both the certified copy of the resolution and of the power of attorney is annexed hereto after having been acknowledged as true and signed for the purposes of identification by said representative in the presence of the undersigned Notary.

        (hereinafter the "Grantor")

        AND:        BNY MIDWEST TRUST COMPANY, an Illinois trust company, having its head office at 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602, as Fondé de pouvoir for the Holders of the Notes. BNY Midwest Trust Company acts herein and is represented by Brigitte Gauthier, duly authorized as she so declares. Notice of its address will be registered at the Register of Personal and Movable Real Rights concurrently with the registration of this hypothec.

        (the "Grantee")

        WHEREAS, pursuant to the terms of an indenture dated as of November 1, 2002 entered into by and among Archibald Candy Corporation, as an obligor (the "Obligor"), Laura Secord Holdings Corp., as a guarantor, the Grantor, as a guarantor, and BNY Midwest Trust Company, as trustee (as such indenture may be amended, restated or replaced, from time to time, the "Indenture"), the Grantor has agreed to guarantee the obligations of the Obligor under the terms of a guarantee and indemnity agreement governed by the laws of the Province of Ontario, dated as of November 1, 2002 and entered into between BNY Midwest Trust Company, as trustee, and the Grantor (as such agreement may be amended, restated or replaced, from time to time, the "Guarantee Agreement").

        WHEREAS under the Indenture the Grantor is required to enter into this Deed to secure its obligations under the Guarantee Agreement.

        NOW THEREFORE, THE PARTIES HERETO HAVE AGREED AS FOLLOWS:

1.    INTERPRETATION

        1.1    Definitions

        The following terms, wherever used in this Deed, shall, unless there be something in the context inconsistent therewith, have the following meanings:

1.1.1	"Agent" shall have the meaning ascribed to it in Section 11 hereof;
1.1.2	"Business Day" means any day that is not a Saturday, a Sunday or any other day on which banks in the United States or Toronto, Canada are authorized or required to close;
1.1.3	"Canadian Dollars" or "CDN$" means the currency having legal tender in Canada;
1.1.4	"Charged Property" shall have the meaning ascribed to it in Section 3 hereof;
1.1.5	"Event of Default" shall have the meaning ascribed to it in the Indenture;
1.1.6
"Grantee" means the Person appointed as Fondé de pouvoir for the Holders of the Notes pursuant to Section 2 hereof and shall include its successors or assigns appointed pursuant to the provision of the Indenture;
1.1.7	"Holder" means a Person in whose name a Note is registered;
1.1.8	"Hypothec" means the hypothec created pursuant to Section 3 hereof;
1.1.9	"Notes" means the Obligor's 10% Secured Subordinated Notes due 2007, as authenticated under the Indenture;

1.1.10
"Person" means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity;
1.1.11	"Property in Stock" shall have the meaning ascribed to it in paragraph 3.1 hereof;
1.1.12	"Secured Obligations" means all of the obligations which are to be secured by the Hypothec pursuant to Section 5 hereof;
1.1.13	"Senior Debt Obligations" shall have the meaning ascribed to it in Section 11 hereof;
1.1.14
"this Deed" "these presents", "herein", "hereby", "hereunder", "hereof" and similar expressions refer to this Deed, and to any agreement or document supplemental or complementary hereto or restating this Deed.

        1.2    Capitalized terms

        Capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Indenture.

        1.3    Gender

        Unless there be something in the context inconsistent therewith, words importing the masculine gender shall include the feminine gender and vice versa.

        1.4    Headings

        The division of this Deed into sections, subsections and paragraphs and the insertion of titles are for convenience of reference only and do not affect the meaning or the interpretation of the present Deed. Unless otherwise indicated, a reference to a particular section, subsection or paragraph is a reference to the particular section, subsection or paragraph in this Deed.

2.    APPOINTMENT OF THE GRANTEE AS FONDÉ DE POUVOIR

        The Grantor hereby irrevocably appoints BNY MIDWEST TRUST COMPANY and BNY MIDWEST TRUST COMPANY accepts, to act as Fondé de pouvoir ("person holding the power of attorney") as contemplated in Article 2692 of the Civil Code of Quebec on behalf of the present and future Holders of the Notes, in order to receive and hold any right, hypothec and security interest created hereby and hereafter created or constituted, including as continuing security for the payment of the Notes, and that notwithstanding Section 32 of the Act respecting the special powers of legal persons (Quebec), the Grantee may, as the person holding the power of attorney of the Holders of the Notes, acquire any Notes or other title of indebtedness secured by any hypothec granted by the Grantor to the Grantee pursuant to the laws of the Province of Quebec.

3.    HYPOTHEC: DESCRIPTION OF CHARGED PROPERTY

        The Grantor hereby hypothecates in favour of the Grantee the universality of its movable property, corporeal and incorporeal, present and future, of any nature whatsoever and wheresoever situated (hereinafter the "Charged Property"), the whole including without limitation the following universalities of present and future movable properties:

        3.1    Property in Stock

        All property in stock or inventory of any nature and kind of the Grantor whether in its possession, in transit or held on its behalf, including raw materials or other materials, goods manufactured or transformed, or in the process of being so, by the Grantor or by others, packaging materials, property evidenced by bill of lading, animals, mineral substances, hydrocarbons and other products of the soil as well as all fruits thereof, from the time of their extraction (hereinafter the "Property in Stock").

        The Property in Stock held by third parties pursuant to a lease agreement, a leasing contract, a franchise or license agreement, or any other agreement entered into with the Grantor or on its behalf, is also subject to this Hypothec.

        Property having formed part of the Property in Stock which has been alienated by the Grantor in favour of a third person but in respect of which the Grantor has retained title pursuant to a reservation of ownership provision, shall remain charged by the Hypothec until title is transferred; any Property in Stock the ownership of which reverts to the Grantor pursuant to the resolution or resiliation of any agreement is also subject to the Hypothec.

        3.2    Claims, Book Debts and Other Movable Property

              3.2.1    Claims, Receivables and Book Debts

            All of the Grantor's claims, debts, demands and choses in action, whatever their cause or nature, whether or not they are certain, liquid or exigible; whether or not evidenced by any title (and whether or not such title is negotiable), bill of exchange or draft; whether litigious or not; whether or not they have been previously or are to be invoiced; whether or not they constitute book debts. Hypothecated claims shall include: (i) indemnities payable to the Grantor under any contract of liability insurance, insurance of persons or subject to the rights of creditors holding hypothecs on the insured property, (ii) the sums owing to the Grantor in connection with interest or currency exchange contracts and other treasury or hedging instruments, management of risks instruments or derivative products existing in favour of the Grantor, and (iii) the Grantor's rights in the credit balance of accounts held for its benefit by the Grantee (subject to the Grantee's compensation rights) or by any financial institution or any other person.

              3.2.2    Rights of Action

            The Grantor's rights under contract with third parties as well as the Grantor's rights of action and claims against third persons.

              3.2.3    Accessories

            All the securities, security agreements, guarantees, suretyships, notes and accessories to the claims and rights mentioned above and other rights relating thereto (including, without limitation, the rights of the Grantor in its capacity as seller under an installment sale or a conditional sale, where the claims are the result of such sale).

              3.2.4    Movable Property

            All movable property owned by the Grantor and covered by the installment or conditional sales mentioned in paragraph 3.2.3 hereof.

            A right or a claim shall not be excluded from the Charged Property by reason of the fact that: (i) the debtor thereof is domiciled outside the Province of Québec or (ii) the debtor thereof is an affiliate (as such term is defined in the Canada Business Corporations Act) of the Grantor (regardless of the law of the jurisdiction of its incorporation) or (iii) such right or claim is not related to the operation of the Grantor or (iv) such right or claim is not related to the ordinary course of business of the Grantor.

        3.3    Securities

        All securities (including shares, debentures, units, bonds, obligations, rights, options, warrants, debt securities, investment certificates, units in mutual funds) held by the Grantor or on its behalf, as well as all those which are delivered by the Grantor to the Grantee or to a third party on its behalf from time to time.

        3.4    Equipment and Road Vehicles

        All the equipment, office furniture, tools, machinery, rolling stock (including road vehicles), spare parts and additions.

        3.5    Trade Marks and Other Intellectual Property Rights

        All of the Grantor's rights in any trade mark, copyright, industrial design, patent, invention, trade secret, know-how, plant breeders' right, topography of integrated circuits and in any other intellectual property right (registered or not) including, if any, improvements and modifications thereto as well as rights in any action pertaining to the protection, in Canada or abroad, of any such intellectual property rights.

        3.6    Fruits and Revenues

        All fruits and revenues emanating from the above Charged Property, including without limitation equipment, negotiable instruments, bills, commercial paper, securities, monies, compensation for expropriation given or paid following a sale, repurchase, distribution or any other operation concerning any property hereby charged in favour of the Grantee or which has been charged under any other agreement.

        3.7    Records and Others

        All records, data, vouchers, invoices and other documents related to the Charged Property described above, including without limitation computer programs, disks, tapes and other means of electronic communications as well as the rights of the Grantor to recover such property from third parties, receipts, client lists, directories and other similar property.

        Where, under the terms of any of the above paragraphs, the Hypothec charges a universality of movable property, all movable property which is acquired, transformed or manufactured after the date of this Deed shall be charged by the Hypothec, whether or not such property has been acquired in replacement of other Charged Property which may have been alienated by the Grantor in the ordinary course of business, whether or not such property results from a transformation, mixture or combination of any Charged Property, and in the case of securities, whether or not they have been issued pursuant to the purchase, redemption, conversion or cancellation or any other transformation of the charged securities and without the Grantee being required to register or re-register any notice whatsoever, the object of the Hypothec being a universality of present and future movable property.

4.    AMOUNT OF THE HYPOTHEC

        The amount for which the Hypothec is granted is a principal amount of ONE HUNDRED THIRTY MILLION CANADIAN DOLLARS (CDN$130,000,000) with interest thereon from the date of this Deed at the rate of twenty-five percent (25%) per annum.

5.    SECURED OBLIGATIONS

        The Hypothec shall secure payment and performance of all of the Guaranteed Obligations (as such term is defined in the Guarantee Agreement) and all of the Grantor's other obligations, direct or indirect, at any time owing to the Grantee and resulting from or contemplated by the Guarantee Agreement.

        The Hypothec further secures the payment of all sums due or to become due pursuant to the present Deed and the performance of all obligations provided for under the present Deed.

        Any future obligation hereby secured shall be deemed to be one in respect of which the Grantor has once again obligated itself hereunder according to the provisions of section 2797 of the Civil Code of Québec.

6.    ADDITIONAL PROVISIONS TO THE HYPOTHEC ON CLAIMS

        6.1    Recovery

        The Grantee may recover all claims and other Charged Property referred to in paragraph 3.2, in accordance with what is provided for by law; it may further exercise any rights regarding such property and more particularly, it may grant or refuse any consent which may be required from the Grantor in its capacity as owner of such property, and shall not, in the exercise of such right, be required to obtain the consent of the Grantor or serve the Grantor any notice thereof, nor shall it be under any obligation to establish that the Grantor has refused or neglected to exercise such rights, grant delays, take or abandon any security, transact with debtors of the hypothecated claims, make compromises, grant releases and generally deal at its discretion with matters concerning all Charged Property referred to in paragraph 3.2 without the intervention or consent of the Grantor.

        6.2    Authorization to Recover

        Save and except for claims resulting from an expropriation and save for any other claims whose collection is otherwise dealt with pursuant to the Indenture or any other agreement entered into between the Grantor and BNY Midwest Trust Company, the Grantee hereby authorizes the Grantor to recover the claims and other Charged Property referred to in paragraph 3.2. Such authorization may be revoked at any time by the Grantee after the occurrence and during the continuation of an Event of Default, with respect to all or any part of the hypothecated claims, and the Grantee may effect such recovery and shall then be entitled to any of the rights referred to in paragraph 6.1 above; the Grantor shall then remit to the Grantee all records, books, invoices, bills, contracts, titles, papers and other documents related to the claims. If, after such authorization is revoked (and even if such revocation is not yet registered or delivered to the holders of such claims), sums payable under such claims and property are paid to the Grantor, it shall receive same as mandatary of the Grantee and shall remit same to the Grantee promptly without the necessity of any demand to this effect.

7.    ADDITIONAL PROVISIONS TO THE HYPOTHEC ON SECURITIES

        The Grantee may, if it deems it useful to protect its rights in and to the hypothecated securities, transfer any securities or any part thereof into its own name or that of a third party so that the Grantee or its nominee(s) may appear as the sole registered holder in which case:

        7.1    Voting rights

        All voting rights and any other right attached to such securities shall be exercised by the Grantee or on its behalf.

        7.2    Revenues, dividends and others

        The Grantee shall collect revenues, dividends and capital distributions and may either hold them as Charged Property or apply them in reduction of the Secured Obligations.

        7.3    Proxy

        The Grantee may give the Grantor a proxy, revocable at any time, authorizing it to exercise, in whole or in part, all voting rights and any other rights attached to such securities.

        For the purpose of this Section 7, the Grantor hereby irrevocably appoints any officer or employee of the Grantee as its attorney with full power of substitution and authority to execute such documents necessary to render effective the rights granted to the Grantee pursuant to the present Section 7.

8.    ASSIGNMENT OF CLAIMS SUBJECT TO THE FINANCIAL ADMINISTRATION ACT

        The Grantor hereby assigns to the Grantee by way of absolute assignment all its present and future claims which are subject to Sections 67 and 68 of the Financial Administration Act, as collateral and continuing guarantee of all Secured Obligations referred to in paragraph 5 hereof. The Grantee may, at any time, fulfill any of the formalities required by law to make such transfer enforceable.

9.    COVENANTS

        The Grantor hereby covenants not to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset (including, without limitation, all real, tangible or intangible property) of the Grantor, whether now owned or hereafter acquired, or on any income or profits therefrom, or assign or convey any right to receive income therefrom, except (i) Purchase Money Liens securing Indebtedness permitted to be incurred pursuant to clause (iv) of Section 4.9(b) of the Indenture, and (ii) Permitted Liens.

10.    GRANTEE'S RECOURSES IN CASE OF DEFAULT

        10.1    Grantee's rights

        Upon the occurrence of any Event of Default, the Grantee may, in connection with all or part of the Secured Obligations, declare that the Grantor has lost the benefit of the term which may have benefited it. The Grantee, for the benefit of the Holders, may request immediate payment of all obligations, and may exercise all its recourses against the Grantor to which it may be entitled in case of default under law or hereunder.

        10.2    Exercise of recourses

        In case of an Event of Default, whichever hypothecary rights the Grantee may decide to exercise or whichever other rights or recourses the Grantee may wish to exercise either pursuant to the law of any other jurisdiction or in equity, the following provisions shall apply:

10.2.1	In order to protect or to realize the value of the Charged Property, the Grantee, for the benefit of the Holders, may, at its entire discretion, at the Grantor's expense:
10.2.1.1
pursue the transformation of the Charged Property or any work in process or unfinished goods comprised in the Charged Property and complete the manufacture or processing thereof or proceed with any operations to which such property is submitted by the Grantor in the ordinary course of its business and acquire property for such purposes;
10.2.1.2	alienate or dispose of any Charged Property which may be obsolete, may perish or is likely to depreciate rapidly;
10.2.1.3	use for its benefit all information obtained while exercising its rights;
10.2.1.4	perform any of the Grantor's obligations;
10.2.1.5	exercise any right attached to the Charged Property;
10.2.1.6
for the exercise any of its rights, use the premises in which the Grantor's property is located or the equipment, machinery, process, information, records, computer programs and intellectual property of the Grantor;
10.2.1.7
borrow monies or lend monies and, in such cases the monies borrowed or lent by the Grantee shall bear interest at the rate then obtained by the Grantee or its affiliates in the case of monies borrowed or determined reasonably by the Grantee in the case of monies lent by it; these monies shall be reimbursed by the Grantor on demand and, until it has been repaid in full, such monies and interest thereon shall be secured by the present Hypothec and be paid in priority of any other sums secured hereby;
10.2.1.8	ensure the maintenance or repair, restore or renovate, begin or terminate any construction work related to the Charged Property, the whole at the Grantor's costs;
10.2.2
The Grantee shall exercise its rights in good faith, in order that, following the exercise thereof, the obligations secured by the Hypothec be reduced, in a reasonable manner, taking into account all circumstances;
10.2.3	The Grantee may, directly or indirectly, purchase or otherwise acquire the Charged Property;
10.2.4	The Grantee, when exercising its rights, may waive any right of the Grantor, with or without consideration therefor;
10.2.5	The Grantee shall not be bound to make an inventory, to take out insurance or to grant any other security;
10.2.6	The Grantee shall not be bound to continue to carry on the Grantor's enterprise or to make the Charged Property productive, or to maintain such property in operating condition;
10.2.7
The Grantor shall, upon request of the Grantee, move the Charged Property and render it available to the Grantee unto premises designated by the Grantee and which, in its opinion, shall be more suitable in the circumstances.

              10.3    If the Grantor exercises its right, if any, to remedy to the Event of Default mentioned in the prior notice of default, the Grantor shall, as the law requires it, pay all reasonable fees incurred by the Grantee by reason of the default; these fees shall include without limitation the administrative fees of the Grantee, the legal fees of its legal advisers and fees paid to experts.

              10.4    If the Grantee, for the benefit of the Holders, elects to exercise its hypothecary right of taking in payment the Charged Property and the Grantor requires instead that the Grantee sell itself or under judicial authority the Charged Property on which such right is exercised, the Grantor hereby acknowledges that the Grantee shall not be bound to abandon its recourse of taking in payment unless, prior to the expiry of the time period allotted for surrender, the Grantee (i) has been granted with a security which it considers satisfactory, guaranteeing that said Charged Property will be sold at a sufficiently high price to enable its claim to be paid in full; (ii) has been reimbursed of all reasonable costs and reasonable expenses incurred, including all fees of consultants and legal counsel, (iii) has been advanced the necessary sums for the sale of said Charged Property; the Grantor further acknowledges that the Grantee shall have the right to choose the type of sale it may carry out.

              10.5    The Grantor will be deemed to have surrendered the Charged Property held by the Grantee or on its behalf if the Grantee has not, within the delays determined by law or by a tribunal to surrender, received written notice from the Grantor to the effect that it is opposed to the exercise of the hypothecary recourse set forth in the prior notice.

              10.6    Where the Grantee sells the Charged Property itself, it shall not be required to obtain any prior assessment by a third party.

              10.7    The Grantee may choose to sell the Charged Property with legal warranty given by the Grantor or with complete or partial exclusion of such warranty; the sale may also be made cash or with a term or under such conditions determined by the Grantee; it can be cancelled in case of non-payment of the purchase price and such Charged Property may then be resold.

              10.8    In order to exercise any of its rights, the Grantee may use the premises in which the Grantor's property is located.

              10.9    Where more than one creditor is involved, the parties hereto waive the application of sections 1332 to 1338 inclusively of the Civil Code of Québec.

11.    SUBORDINATION TO RIGHTS OF HOLDERS OF SENIOR DEBT

        Notwithstanding anything to the contrary in this Deed: (a) all liens, rights and actions in respect of the Charged Property granted by the Grantor to the Grantee pursuant to this Deed (including any rights to take possession of or dispose of the Charged Property) shall be subject and subordinate to all liens, rights and actions in respect of the Charged Property granted by the Grantor to Foothill Capital Corporation (and its successors and assigns) (the "Agent"), as agent for the holders of the Senior Debt (see Section 1.2 hereof), on the terms set forth in article 11 of the Indenture; (b) all obligations of and covenants by the Grantor to the Grantee in respect of the Charged Property pursuant to this Deed shall be subject and subordinate to the obligations of and covenants by the Grantor to the Agent and the holders of the Senior Debt in respect of the Charged Property pursuant to the Senior Credit Facility (the "Senior Debt Obligations"), on the terms set forth in article 11 of the Indenture; and (c) to the extent that the Grantor takes any action required by the Senior Credit Facility that would, if taken on behalf of the Grantee, satisfy any obligation under this Deed, then such obligation under this Deed shall be deemed satisfied so long as any Senior Debt Obligations remain outstanding and the Senior Credit Facility remains in effect.

12.    GENERAL PROVISIONS

        12.1    Additional Security

        The Hypothec is hereby created in addition to and not in substitution of or in replacement for any other hypothec or security held by the Grantee or for the benefit of the Holders, and does not affect the Grantee's rights of compensation and set-off.

        12.2    Investments

        The Grantee may, at its entire discretion, invest any monies or instruments received or held by it in pursuance of this Deed or deposit them in a non-interest bearing account without having to comply with any legal provisions concerning the investment of property of others.

        12.3    Imputation of Payments

        The Grantee shall impute and apply any amounts collected in the exercise of its rights or received by it prior to or after any Event of Default in accordance with the Indenture.

        12.4    Delays

        The Grantee may grant delays, take or abandon any security, make compromises, grant acquittances and releases and generally deal, at its entire discretion, with any matters related to the Charged Property, the whole without limiting the rights of the Grantee and without limiting the liability of the Grantor.

        12.5    Continuing Security

        The Hypothec shall be a continuing security and shall remain in full force and effect despite the repayment from time to time, of the whole or of any part of the obligations secured hereunder; it shall remain in full force until the execution of a final release by the Grantee.

        12.6    Notice of Default

        The mere lapse of time provided for the Grantor to perform its obligations or the arrival of the term shall automatically create a default, without any obligation for the Grantee to serve any notice or prior notice to the Grantor.

        12.7    Cumulative Rights

        The exercise by the Grantee of any of its rights shall not preclude it from exercising any other right under this Deed or the law; the rights of the Grantee shall be cumulative and not alternative. The non-exercise by the Grantee of one of its rights shall not constitute a waiver of any subsequent exercise of such right. The Grantee may exercise its rights under this Deed without any obligation to exercise any right against any other person liable for payment of the obligations secured hereunder and without having to realize any other security which secures such obligations.

        12.8    Irrevocable power of attorney

        The Grantee is hereby appointed as the irrevocable attorney of the Grantor with full powers of substitution for the purpose of paragraph 11.9 or for the purpose of carrying out any and all acts and execute any and all agreements, proxies or other documents which it may deem useful in order to exercise its rights or any rights which the Grantor neglects or refuses to execute or to carry out.

        12.9    Performance

        The Grantee may, at its entire discretion, perform any of the Grantor's liabilities under this Deed. It may then immediately request payment of any expense incurred in doing so, including interest at the rate at which interest accrues on the Notes, and such repayment is secured by the Hypothec.

        12.10    Delegation

        The Grantee may, at its entire discretion, appoint any person or persons for the purpose of exercising any of its rights or actions or for the performance of any of its obligations resulting from this Deed or under the law or in equity; in such case, the Grantee may provide such person with any information relating to the Grantor or the Charged property.

        12.11    Liability

        The Grantee shall not be liable for material injuries or damages resulting from its fault, unless such fault is gross or intentional.

        12.12    Successors

        The rights hereby conferred upon the Grantee shall benefit all its successors, including any entity resulting from the merger of the Grantee with any other person or persons.

        12.13    Notices

        Except as otherwise provided in the Guarantee Agreement or the Indenture, any notice to the Grantor shall be delivered to its address mentioned hereunder or to any other address of which the Grantee has been given written notice; any notice to the Grantee shall be delivered to the addresses set out hereunder, or to any other address of which the Grantor has been given written notice.

        12.14    Receipt of Notice

        A notice given under the present Deed is deemed to have been received by the other party at the time of its delivery, when delivered on a Business Day, or on the third (3rd) Business Day after it has been mailed, if mailed recommended, or the day of its transmission, if transmitted by telecopy on or before 3:00 p.m. on a Business Day or on the next Business Day if transmitted by telecopy otherwise.

        12.15    Governing Law

        This Deed shall be governed by and construed in accordance with the laws of the Province of Québec, including the rules related to conflicts of laws provided for thereunder.

        The rights, duties, privileges, protections, immunities and indemnities of the Grantee which are not already provided hereunder shall be those of the Trustee under the Indenture.

        The parties hereto refer to the provisions of the Note Documents for all other matters not already covered herein.

        12.16    Paramountcy Clause

        Should there be a conflict between the provisions of this Deed and the provisions of the Indenture, the provisions of this Deed shall be interpreted and construed, if possible, so as to avoid or minimize such conflict, but, to the extent (and only to the extent) of such conflict, this Deed shall prevail.

13.    ENGLISH LANGUAGE

        The parties hereto confirm that the present Deed has been drawn up in the English language at their express request. Les parties aux présentes confirment que la présente convention a été rédigée en langue anglaise à leur demande expresse.

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        WHEREOF ACT:

        DONE AND PASSED in the City of Montreal, Province of Québec, on the date hereinabove set forth, under number    •     (    •    ) of the original of the minutes of the undersigned notary.

        AND after the parties had declared to have taken cognizance of these presents and to have exempted the said Notary from reading them or causing them to be read, the said duly authorized officers of the Grantor and the Grantee respectively have signed these presents, all in the presence of the said Notary who has also signed.

        EXECUTED THIS 1st day of November, 2002.

ARCHIBALD CANDY (CANADA) CORPORATION
per:	/s/ VIRIGINIE ARBOUR-MAYNARD
BNY MIDWEST TRUST COMPANY, as Fondé de pouvoir for the Holders of the Notes
per:	/s/ BRIGITTE GAUTHIER
/s/ CATHERINE BOLDUC Catherine Bolduc, Notary

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  Exhibit 4.13
DEED OF MOVABLE HYPOTHEC